PRESS RELEASE

FOR IMMEDIATE RELEASE

May 24, 2006

CONTACTS:

Joe Sweeney at The Martin Group   716 853 2757

Marylou Borowiak   716 961 1925

A GREAT COMMUNITY JUST GOT GREATER:

GREATER BUFFALO SAVINGS BANK OPENED

NEW BRANCH IN GETZVILLE

Buffalo, NY – On April 3, 2006, Greater Buffalo Savings Bank (GBSB) opened its 11th location, at 315 Stahl Road in Getzville (formerly Rooties). A ribbon-cutting ceremony was held on May 23.

The newly built, 3,000 square foot prototype branch features extended banking hours including Saturdays, 24-hour drive-up ATM service, three additional drive-up lanes and four teller stations. At every grand opening celebration, GBSB makes a donation to a local charity – this time the Bank showed its support for Summit Educational Resources, Inc.  Dr. Stephen R. Anderson, Executive Director, and Mr. Thomas T. Murphy, Director of Development, represented Summit at the ribbon cutting.

Expect a new banking experience at our Getzville office, marked by the unique products and services of your only hometown bank. Branch Manager Chris Thomas and his dedicated staff are all experienced community bankers, and they can’t wait to show you why “You’re worth more here.”

Greater Buffalo Savings Bank is a locally owned and operated community savings bank.  Founded in November 1999, GBSB currently operates 12 full-service banking offices in Western New York – in Kenmore, North Tonawanda, West Seneca, Snyder, East Amherst, West Amherst, Getzville, the Town of Tonawanda, Jamestown, Dunkirk/Fredonia and the city of Buffalo. Plans are underway for several more full-service locations throughout Western New York.

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As a family of dedicated professionals, Greater Buffalo Savings Bank is committed to serving the financial needs of our depositors and the communities in which they live. We will provide a safe and profitable banking environment that fosters the achievement of personal financial goals, homeownership and business growth through our greatest resource, our employees. We will strive to maximize shareholder value by providing the highest quality customer service at all times. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.